Exhibit 99.1

Poniard Pharmaceuticals Reports Fourth Quarter and Year End 2008

Financial Results and Provides a Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time —

South San Francisco, Calif. (March 16, 2009) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported financial results for the fourth quarter and year ended December 31, 2008, and provided a corporate update.

“During the fourth quarter of 2008, we made significant progress toward our goal of developing picoplatin as an oncology platform compound by advancing our pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) clinical trial for the treatment of small cell lung cancer, presenting data from our ongoing Phase 2 picoplatin studies in colorectal and prostate cancers, and securing a commercial manufacturer of picoplatin as a finished drug product,” said Jerry McMahon, PhD., chairman and chief executive officer of Poniard. “We anticipate completing patient enrollment in our ongoing SPEAR Phase 3 clinical trial and initiating our New Drug Application with the U.S. Food and Drug Administration this year. Throughout 2009, we expect to make continued progress in all of our picoplatin clinical trials and to generate additional key data to support use of picoplatin in multiple tumor indications.”

Recent Corporate Highlights

Picoplatin Clinical Development

•                                         Prostate Cancer: In February 2009, Poniard presented updated efficacy and safety data from its ongoing Phase 2 clinical trial of picoplatin in combination with docetaxel and prednisone in patients with metastatic castration-resistant (hormone-refractory) prostate cancer (CRPC) during the American Society of Clinical Oncology (ASCO) 2009 Genitourinary Cancers Symposium. Efficacy results to date showed reductions in prostate specific antigen (PSA) levels of at least 50 percent were achieved in 78 percent of evaluable patients who received the picoplatin combination. In addition, interim analysis revealed that the median time to PSA progression was 8.5 months with the picoplatin combination. In this study, patients were treated with picoplatin therapy for up to 10 cycles and up to a picoplatin cumulative dose of 1200 mg. Safety results continued to demonstrate that picoplatin can be safely administered with full doses of docetaxel and prednisone, the standard treatment for metastatic CRPC, supporting the use of this combination in future clinical trials.

•                                         Colorectal Cancer: In January 2009, the Company presented interim efficacy and safety data from its ongoing, randomized, controlled Phase 2 clinical trial of picoplatin in combination with 5-fluorouracil and leucovorin (FOLPI) in patients with metastatic colorectal cancer (CRC) at the ASCO 2009 Gastrointestinal Cancers Symposium. Results continued to show that picoplatin, given once every four weeks in the FOLPI regimen, was associated with less frequent and less severe neurotoxicity than the FOLFOX (5-fluorouracil, leucovorin and oxaliplatin) regimen, where oxaliplatin has shown treatment-limiting neurotoxicity. Results also continue to indicate that both FOLPI and FOLFOX regimens have similar anti-tumor activity as a first-line treatment for metastatic CRC, supporting the potential use of picoplatin as a neuropathy-sparing alternative to oxaliplatin.

•                                         Oral Picoplatin: In November, the Company announced top-line results from a Phase 1 clinical trial of an oral formulation of picoplatin in patients with solid tumors. These results indicated that picoplatin achieves linear and dose-dependent plasma exposure when given by the oral route, indicating sufficient bioavailability to support further clinical development of an oral formulation of the drug.

•                                         Commercial Product Supply: In November, Poniard announced an agreement with Baxter Oncology GmbH for the commercial manufacture and supply of injectable picoplatin drug product. An agreement with W. C. Heraeus GmbH was established in March 2008 for the commercial manufacture of picoplatin active pharmaceutical ingredient.

• Top 10 Oncology Product: In October, picoplatin was named by Windhover Information Inc., as one of the top 10 most promising oncology projects in development that is available for partnering.

Corporate Developments

•                                         Cash Position: The Company ended the year 2008 with cash and investment securities of $72.8 million. In September, Poniard drew down approximately $20 million of additional net cash proceeds under the Company’s amended and restated loan facility with GE Healthcare Financial Services and Silicon Valley Bank.

•                                          New CFO: In February 2009, Greg Weaver was appointed Poniard’s new chief financial officer and senior vice president. Mr. Weaver brings 17 years of experience in executive financial management to the Company, and has served as chief financial officer of public and private biotech and healthcare companies since 1996.

Fourth Quarter 2008 Financial Results

The Company reported a net loss of $13.9 million ($0.41 diluted loss per share on a loss applicable to common shares of $14.1 million) for the fourth quarter of 2008 compared with a net loss of $9.6 million ($0.28 diluted loss per share on a loss applicable to common shares of $9.7 million) for the fourth quarter of 2007. The Company reported a net loss of $48.6 million ($1.41 diluted loss per share on a loss applicable to common shares of $49.1 million) for the year ended December 31, 2008, compared with a net loss of $32.8 million ($1.08 diluted loss per share on a loss applicable to common shares of $33.3 million) for the year ended December 31, 2007.

Total operating expenses for the quarter ended December 31, 2008, were $13.4 million compared with $10.4 million for the quarter ended December 31, 2007. Total operating expenses were $49.2 million for the year ended December 31, 2008, compared with $35.4 million for the year ended December 31, 2007.

Research and development (R&D) expenses were $10.2 million for the quarter ended December 31, 2008, compared with $7.0 million for the quarter ended December 31, 2007. R&D expenses were $34.7 million for the year ended December 31, 2008, compared with $23.4 million for the year ended December 31, 2007.

General and administrative (G&A) expenses were $3.2 million for the quarter ended December 31, 2008, compared with $3.5 million for the quarter ended December 31, 2007. G&A expenses were $14.4 million for the year ended December 31, 2008, compared with $12.1 million for the year ended December 31, 2007.

Cash and investment securities as of December 31, 2008, were $72.8 million, compared with $92.6 million at December 31, 2007. Taking into account the $17.9 million minimum unrestricted cash that the Company is required to maintain under its loan facility with GE Healthcare Financial Services and Silicon Valley Bank and the Company’s projected operating results, the Company believes that its existing cash and investment securities will provide adequate resources to fund the Company’s operations at least into the first quarter of 2010.  However, given the uncertainties of outcomes of the Company’s ongoing clinical trials, there is no assurance that the Company can achieve its projected operating results.  Accordingly, the report of the Company’s independent registered public accounting firm on the Company’s financial statements for the year ended December 31, 2008 expresses substantial doubt about the Company’s ability to continue as a going concern.

2009 Goals and Objectives

The Company expects to make the following progress in picoplatin’s clinical development and potential commercialization:

• Complete enrollment in the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial as a second-line treatment for small cell lung cancer (SCLC);

•                                          Report the Phase 3 SPEAR trial data, and initiate submission of a New Drug Application with the U.S. Food and Drug Administration for picoplatin as a second-line treatment for SCLC (targeting approval and commercialization in 2010);

• Present additional efficacy and safety data from the ongoing Phase 2 trials of picoplatin in colorectal and prostate cancers at medical conferences this year; and

• Present clinical data from Phase 1 trials of intravenous picoplatin in colorectal cancer and oral picoplatin in solid tumors this year.

Conference Call Details

Poniard’s management team will host a live conference call and Web cast today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. To participate by telephone, please dial 877-719-9791 from the U.S. or 719-325-4811 for international callers. The Web cast can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com. A replay of the Web cast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy. To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and castration-resistant (hormone-refractory) prostate cancers.  The Company also is conducting a clinical trial of oral picoplatin in solid tumors. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s results of operations, liquidity and capital resources, financial prospects, business objectives and strategic goals, drug development plans, timing and results of clinical trials, the potential safety and efficacy of its products in development and commercialization strategy. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the current distressed economic and financial market, Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

Rebecca Der

Burns McClellan

212-213-0006

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	10,203	7,011	34,714	23,373
General and administrative	3,154	3,501	14,443	12,085
Realized gain on equipment disposal	—	(105)	—	(105)
Asset impairment	—	—	—	—
Total operating expenses	13,357	10,407	49,157	35,353
Loss from operations	(13,357)	(10,407)	(49,157)	(35,353)
Other income (expense), net	(585)	841	592	2,571
Net loss	(13,942)	(9,566)	(48,565)	(32,782)

Preferred stock dividends	(125)	(125)	(500)	(500)
Loss applicable to common shares	$(14,067)	$(9,691)	$(49,065)	$(33,282)

Loss per share:
Basic and diluted	$(0.41)	$(0.28)	$(1.41)	$(1.08)

Shares used in calculation of loss per share:
Basic and diluted	34,688	34,660	34,686	30,762

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS:
Cash and investment securities	$72,755	$92,621
Cash - restricted	281	281
Facilities and equipment, net	1,123	1,121
Licensed products, net	8,807	10,021
Other assets	1,266	1,096
Total assets	$84,232	$105,140

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$19,140	$9,474
Long term liabilities	17,445	6,561
Shareholders’ equity	47,647	89,105
Total liabilities and shareholders’ equity	$84,232	$105,140